UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2005

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On February 16, 2005, the Compensation Committee of Cybex International, Inc. (“Cybex”) confirmed that the bonus payable to the Cybex Named Executive Officers under the 2004 management incentive compensation bonus program is 15% of base salary. In accordance with the terms of such program, these bonuses will be payable one-half in cash and one-half in restricted stock.

On February 16, 2005, the Cybex Board of Directors provided final approval of a management incentive compensation bonus program for 2005 adopted pursuant to the Cybex 1995 Omnibus Incentive Compensation Plan. Employees at the executive officer, officer and director levels are eligible to participate in this program. Named Executive Officers can earn up to 60% of base salary if Cybex meets specified levels of operating income in 2005; any bonus so earned will be payable one-half in cash and one-half in restricted stock. The other participants in the program can earn bonuses, payable in cash, of up to 40% of base salary if the specified levels of 2005 operating income are met.

On February 16, 2005, the Board of Directors approved and adopted an amendment to the 2002 Stock Retainer Plan for Nonemployee Directors. The amendment changes the method of valuing the Cybex common stock for purposes of determining the number of shares to be issued as the annual stock retainer from the fair market value of the common stock on the first day of the year to the average fair market value on the last day of each month during the year (or portion of the year that the individual serves as a director).

On February 16, 2005, Cybex entered into a Services Agreement, effective as of January 1, 2005, with UM Holdings Ltd. (“UM”). John Aglialoro, Chairman and Chief Executive Officer of Cybex, and Joan Carter, a director and the Secretary of Cybex, are the executive officers, directors and principal stockholders of UM, and Mr. Aglialoro, Ms. Carter and UM together beneficially own a majority of the outstanding common stock of Cybex. Pursuant to the Services Agreement, UM (1) provides the services of Arthur W. Hicks, Jr., as the Senior Vice President and Chief Financial Officer of Cybex, for which UM is compensated at the rate of $216,000 per year and (2) provides certain office support, for which UM receives a monthly fee of $2,375. Pursuant to the Services Agreement, Mr. Hicks expends approximately 80% of his working time on Cybex matters. These arrangements have been considered by the independent directors of Cybex and found to be fair and in the interest of Cybex. The Services Agreement replaces the Services Agreement with UM dated February 26, 2002.

Item 1.02: Termination of a Material Definitive Agreement

See Disclosure in Item 1.01 above, which is incorporated herein by reference, with respect to the Services Agreement dated February 26, 2002 between Cybex and UM Holdings Ltd.

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At a meeting of the Board of Directors held February 16, 2005, the Board of Directors elected, effective immediately, Milton Leontiades as a director in the class whose term expires at the 2006 Annual Meeting and David Ferrari as a director in the class whose term expires at the 2008 Annual Meeting. In accordance with the corporate law of the State of New York, Mr. Leontiades and Mr. Ferrari will be presented to the shareholders for re-election at the 2005 Annual Meeting. Mr. Leontiades and Mr. Ferrari have been appointed to serve on the Independent Directors Committee. Neither Mr. Leontiades nor Mr. Ferrari is a party to any transaction described in Item 404(a) of Regulation S-K involving Cybex or any of its subsidiaries.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1	Form of Restricted Stock Award Agreement

Exhibit 10.2	Form of Notification of Participation - 2005 Management Incentive Compensation Bonus Program (Named Executive Officers)

Exhibit 10.3	Form of Notification of Participation - 2005 Management Incentive Compensation Bonus Program (non-NEOs)

Exhibit 10.4	Amendment to 2002 Stock Retainer Plan for Nonemployee Directors

Exhibit 10.5	Services Agreement dated February 16, 2005 with UM Holdings Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2005

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer